Hertz Names Alexandra Brooks as Chief Financial Officer
Kelly Galloway appointed to Chief Accounting Officer

ESTERO, Fla., July 26, 2023 /PRNewswire/ --Hertz Global Holdings, Inc. (NASDAQ: HTZ) today announced that Alexandra Brooks, the company's interim Chief Financial Officer since April of 2023 and Chief Accounting Officer since 2020, has been named Executive Vice President and Chief Financial Officer, effective immediately. In addition, Kelly Galloway, Senior Vice President and Controller, is appointed Chief Accounting Officer.

“In her role as Chief Accounting Officer and, more recently, Interim Chief Financial Officer, Alex has demonstrated the financial acumen, leadership skills and deep grounding in the Hertz business necessary to help lead an era of transformation at Hertz,” said Stephen Scherr, chair and Chief Executive Officer of Hertz.

“Hertz is an iconic brand with a proud history and an exciting future. I am keen to work closely with Stephen and the talented Hertz team to deliver on our strategic initiatives and drive profitable growth,” said Brooks.

“These promotions demonstrate the depth of talent at Hertz and I look forward to working with Alex and Kelly in their new roles,” said Scherr.

Alexandra Brooks, a Certified Public Accountant (CPA), previously served as Interim Chief Financial Officer, Chief Accounting Officer and Senior Vice President, Internal Audit at Hertz. Prior to joining Hertz, Ms. Brooks was Vice President, Internal Audit at Aptiv PLC, the Chief Financial Officer for Champion Windows and Home Exteriors, and held a variety of leadership roles at the General Electric Company and the General Motors Company and began her career with PricewaterhouseCoopers.

Kelly Galloway, also a CPA, has held roles of increasing responsibility in finance and accounting with Hertz for nine years, including most recently as Senior Vice President and Controller since August 2020. She began her career with PricewaterhouseCoopers.

About Hertz
The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

Hertz Media Relations
mediarelations@hertz.com